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                                                                    EXHIBIT 10.6

                                MASTER AGREEMENT


                                     BETWEEN


                             MPOWER SOLUTIONS, INC.


                                       AND


                              METHODIST CARE, INC.
































MPOWER MASTER AGREEMENT                                                   PAGE 1

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                           MASTER AGREEMENT

THIS MASTER AGREEMENT (the "Agreement"), effective February 4, 1999 (the "Effective Date"), between MPOWER SOLUTIONS INC., a Delaware corporation with its principal place of business located at 6400 S. Fiddler's Green Circle, Suite 540, Englewood, CO 80111 ("MPOWER") and Methodist Care, Inc., a Texas licensed Health Maintenance Organization ("HMO") with its principal place of business located at Two Greenway Plaza, Suite 500, Houston, TX 77046 ("Customer") sets forth the promises of the parties with respect to the products and services of MPOWER which are described in this Agreement.

WHEREAS, MPOWER is in the business of providing automated managed health care information software and services to businesses providing managed health care and insurance services, and desires to provide such services and software to Customer, subject to the terms hereof; and

WHEREAS, Customer is a Texas licensed HMO and desires to use the software and services provided by MPOWER, subject to the terms hereof.

NOW THEREFORE, in consideration of the mutual promises made, the terms and conditions hereunder described and other valuable consideration, the parties agree as follows:

I.       DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

A.       CPI

         "CPI" shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average, for All Items (1982-1984=100), as published by the Bureau of Labor Statistics of the U.S. Department of Labor. If the Bureau of Labor Statistics ceases to publish or substantially changes the content, calculation or format of the CPI, the parties will substitute another comparable index published by a mutually agreeable source; provided, however, that if the change is merely to redefine the base period to some other period, the parties will continue to use the affected index but will convert either the current or prior level of such index to the same basis as the other by using an appropriate conversion factor.


B.       DOCUMENTATION

         "Documentation" shall mean the standard operational instructions, manuals and related material regarding MPOWER Products (as defined below) which MPOWER will deliver to Customer as set out in the Attachments to this Agreement.








MPOWER MASTER AGREEMENT                                                   PAGE 2

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C.       MPOWER(R) Product(s)
         "MPOWER(R) Product(s)" shall mean those products which MPOWER will deliver to Customer as set out in the Attachments to this Agreement.

D.       Release
         "Release" shall mean a set of computer programs and/or associated Documentation regarding an MPOWER Product which MPOWER makes available for use by its customers who are covered under warranty or a maintenance agreement regarding such MPOWER Product. MPOWER reserves the right to charge an additional license fee for any optional modules which MPOWER reasonably determines contains significant additional functionality. Such significant additional functionality shall mean (a) new modules or subsystems that are not a mere enhancement nor extension of existing functionality, which enhancements and extensions are covered under maintenance agreements, or Go) different hardware, operating system platforms or databases. The major modules and/or functionality initially covered under this Agreement are listed in Exhibit F to the applicable Attachment to this Agreement.

E.       Site(s)

         "Site(s)" shall mean the physical location(s) at which Customer conducts its business.

F.       Live Production Environment

         A live production environment ("Live Production Environment") is defined whereby MPOWER(R) is managing on-line the enrollment and processing of subscribers or members, and, at a minimum, one line of business,

G.       Plan(s)

         A "Plan" shall mean a health benefit plan which Customer or a Plan Sponsor is offering.

H.       Enrollee.

         "Enrollee" shall mean an individual who is currently enrolled in a Plan entitled to receive Covered Services or who has been enrolled in a Plan at some time during the then-previous twelve (12) months, whether or not such covered Enrollee has presented a valid claim to such Plan.

I.       Covered Services

         "Covered Services" shall mean those healthcare or related benefits that an Enrollee is entitled to receive from a Participating Provider or other Provider pursuant to the applicable Enrollee Group Benefits Agreement.




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J.       Participating Provider

         "Participating Provider" means Provider that has entered into an agreement with Customer or Customer's customer to provide Covered Services to Enrollees.

K.       Group Benefits Agreement

         "Group Benefits Agreement" means the document distributed by Customer to its Enrollees describing all Covered Services in a Plan.

L.       Work Order

         "Work Order" shall mean a document that is separately executed by both parties, that (a) describes a scope of services that Customer wishes MPOWER to perform for Customer, (b) authorizes and obligates MPOWER to perform such services for Customer, and (c) obligates Customer to pay for such services, all under the terms of that separate document, and which document, when executed, is incorporated and made part of this Agreement.

M.       Derivative Work

         "Derivative Work" shall mean any computer program, application, interface or related documentation that is based on an MPOWER. Product, or any component part thereof, that is used or intended to be used as a commercial software product or as a competitive product to MPOWER.

N.       Source Code
         "Source Code" shall mean the commonly accepted source code of a computer program describing in a formal language certain logic functions, from which source code a computer program is compiled or interpreted to perform certain functions in a computer.

O.       Object Code

         "Object Code" shall mean the commonly accepted object code of a computer program, which is that version of the computer program logic that has been translated from the Source Code into instructions that can be run directly within a computer in a predefined operating system environment.

P.       Plan Sponsor

         "Plan Sponsor" shall mean the health plan, organization or legal person that offers a Plan either directly or through another organization or legal entity to Enrollees.











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Q.       Provider

         "Provider" shall mean a medical services provider, clinic, laboratory or other institution or facility that customarily provides Covered Services or other medical, surgical, laboratory, radiology, therapies, alternative medical services or any other commonly accepted services of a medical or medically related nature, whether licensed or unlicensed, to Enrollees of Customer or Customer's customers.

R.       Claim Transaction

         "Claim Transaction" shall mean a medical, surgical, laboratory, radiology, therapy or other service claim or encounter, whether for a Covered Service or any other service or product, submitted to Customer by a Provider detailing services or products provided by such Provider to an Enrollee.

S.       Encounter File
         "Encounter File" shall mean the codified output of one or more of the aforementioned services performed by such Provider to an Enrollee, resulting in claim transaction(s) to be processed.

T.       "Life"("Lives")

         "Life" ("Lives") shall mean an Enrollee or Member.

U.       End User or Authorized User

         "End User" or "Authorized User" shall mean all such authorized individuals deemed by Customer to require access to the then current release of MPOWER Product in Object Code form, based upon conformance to the terms and conditions set forth in Paragraph II (Confidential and Proprietary Information) of this Agreement.

V.       Effective Date

         "Effective Date" shall mean the date this Agreement is executed as evidenced by the signature page included herein.

II.      CONFIDENTIAL AND PROPRIETARY INFORMATION

         MPOWER, on behalf of itself, its employees, agents, vendors, successors, and assigns, agrees to keep in confidence all data relating to Customer's business to which MPOWER









MPOWER MASTER AGREEMENT                                                   PAGE 5

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         may have access as a result of performing its obligations under this
         Agreement and the terms of this Agreement.

         MPOWER asserts and Customer acknowledges that all MPOWER Products, structural definitions, the Documentation and the Releases, and a11 information, data, designs, system setups, benefit plans, provider contracts, fee groups, ad hoc reports, letter formats, sample letter content, business process workflow diagrams, and any other structural templates and other similar information provided by MPOWER, developed by or in conjunction with MPOWER, and used by MPOWER in assisting Customer in the installation, implementation or on-going use of the MPOWER Product, and methodologies related thereto ("Proprietary Information") are the exclusive property of MPOWER or MPOWER's suppliers and that the Proprietary Information is confidential, has tangible value and includes trade secret information of MPOWER and/or MPOWER's suppliers. MPOWER and/or MPOWER's suppliers shall retain all fights to the Proprietary Information, including all copyright rights therein, except to the extent to which MPOWER grants rights to Customer to use the Proprietary Information pursuant to this Agreement. Customer may not create Derivative Works based upon the Proprietary Information in whole or in part. All improvements, enhancements and modifications to the Proprietary Information shall be owned exclusively by MPOWER or MPOWER's suppliers. Without MPOWER's prior written consent, Customer shall not decompile, disassemble or reverse engineer any Proprietary Information.

         Customer agrees not to sell, lease, assign or otherwise transfer, disclose or make available, in whole or in part, any portion of the Proprietary Information or the terms of this Agreement and Customer shall prevent disclosure of any part of the Proprietary Information or the terms of this Agreement to any third party for any reason (except for disclosure or access to Customer's employees, contracted entities, external auditors, Federal or State agencies, or Customer's customers which is necessary for Customer to be able to use the Proprietary Information in accordance with this Agreement). Customer agrees to notify those employees, contracted entities, external auditors, Federal or State agencies or customers to whom Customer gives access to the Proprietary Information of the restrictions contained in this Section II and to ensure their compliance with such restrictions.

         The duties and obligations which are included in this Section II shall survive any termination of this Agreement and/or Customer's right and license to use any MPOWER Product.

         If Customer desires to disclose any Proprietary Information to any third party or to permit any third party to have access to any Proprietary Information, such third party must have a legitimate need to have access to such Proprietary Information (consistent with the purpose[s] for which such disclosure was made to Customer) and, prior to any such disclosure or access, Customer and such third party must enter into a nondisclosure agreement as attached herein. In no event shall Customer disclose any Proprietary Information to any competitor of MPOWER.











MPOWER MASTER AGREEMENT                                                   PAGE 6

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         Notwithstanding the above, Customer and MPOWER. acknowledge that the
         MPOWER Product structural definitions of any system setups, benefit plans, provider contracts, fee groups, ad hoc reports, letter formats, sample letter content, workflow diagrams of Customer business processes, and any other structural templates, that have been provided, developed, reviewed or verified in whole or in part by or with the support of MPOWER, its employees or agents, do not constitute Proprietary Information of Customer within the meaning of this Section II; provided, however, that specific provider and benefit contract rates, benefit plans, workflow diagrams of Customer business processes, the names, demographic information, contractual relationships, and medical information of any group, member, provider or other entity with a contractual relationship with Customer shall be considered Proprietary Information of Customer or of such other entity contracted with Customer, unless such information is available through public sources or through publicly available filings with any insurance or health care regulatory agency or with any industry accreditation or reporting body.

         Further notwithstanding the above, Customer and MPOWER acknowledge that Customer may create and distribute reports and data from its licensed use of the MPOWER Products in the normal course of its business to its customers, to health care providers, Enrollees, employers or Plan Sponsors, government agencies and others with a legitimate purpose in the conduct of the Customer's business and the data processed by the licensed MPOWER Products, and that such reports and distributed data do not constitute Derivative Works, unless they are used to create commercial software products for reuse and / or license to other parties.

         Customer "Confidential Information" shall mean this Agreement and any information of the Customer that is disclosed in any form or manner, whatsoever by Customer to MPOWER. MPOWER's licensed products, pricing and written documentation. Except for member/enrollee information, Confidential Information does not include any particular information which the recipient of such information can demonstrate: (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the recipient; (c) was received after disclosure to it from a third party who had lawful right to disclose such information to it. ALL CUSTOMER EMPLOYEE AND MEMBER/ENROLLEE INFORMATION, INCLUDING MEDICAL AND BILLING INFORMATION, IS CONFIDENTIAL INFORMATION, AND THE FOREGOING EXCLUSIONS SHALL NOT APPLY TO SUCH INFORMATION.

         Notwithstanding anything herein to the contrary, in the event Customer requests MPOWER to develop a module that is separate from MPOWER's application and provided that such development is agreed to in advance in writing with MPOWER as a designated "Proprietary Methodist Care Module" and Customer funds substantially all of the development costs for the module, MPOWER will develop such a mutually agreed to module for Customer. If MPOWER desires to market to or utilize this "Proprietary MethodistCare Module" for any other Customer(s), MPOWER will pay Customer on an annual basis 10% of all revenues


MPOWER MASTER AGREEMENT                                                   PAGE 7

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         associated with the Proprietary MethodistCare Module. These payments will be made until Customer has recouped 100% of its associated development costs.


III.     COPYING

         Customer, for each licensed instance of the MPOWER Product being used in a Live Production Environment, may make one (I) copy of each MPOWER Product in machine-readable form in a test region for the purpose of testing new releases or fixes and also one (1) copy of each MPOWER Product in machine-readable form for backup purposes only. Customer agrees that upon copying any MPOWER Product, Customer shall place a label on the outside of each copy medium showing the program name, version number and any/all copyright and proprietary notices in the same form as contained on the original copy.

         In addition, Customer may make automated backup copies of its production and testing regions for operational backup purposes without applying the above labels, provided that such operational backup copies are maintained with the acceptable industry standard security measures and not made available to outside parties except for the case of disaster recovery purposes, in which case the disaster recovery agent will be bound to all the confidentiality and Proprietary Information restrictions to which Customer is bound hereunder, and further that no such disaster recovery agent may be a competitor of MPOWER.

IV.      SOURCE CODE ESCROW

         At the request of Customer, MPOWER and Customer will enter into an agreement with MPOWER's escrow agent ("Custodian") for the depositing of the MPOWER Products' Source Code ("Source Code Copy"). [The current Custodian is NORWEST Bank.] MPOWER shall notify Customer at least ten
         (10) business days prior to a change in the entity identified as the Custodian. Subject to Customer's payment of all fees due under this Agreement in accordance with the applicable payment terms and Customer's payment of all fees related to Custodian's administration of said escrow (the current rate as of the date of this Agreement being One Thousand Five Hundred ($1,500.00) Dollars per annum), the Source Code Copy so deposited will be maintained during the period Customer shall use and purchase, and MPOWER shall provide, software, are maintenance services for the particular MPOWER Product. The Source Code Copy will be updated by MPOWER within thirty (30) days after each new Release of the particular MPOWER Product.

         The parties agree that the Source Code Copy shall be held by the Custodian for delivery to Customer under the conditions that this Agreement is terminated as a result of a material breach of the terms of this Agreement by MPOWER, MPOWER files for bankruptcy under Chapter 7, or its business is not continued by virtue of a merger, consolidation, the sale of


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         all or substantially all of its assets, or through some other transaction by another corporation or entity, and the Custodian of the Source Code has received from Customer or from MPOWER, or from a court of competent jurisdiction: (i) written notification of any such event or condition; (ii) demand that a copy of the Source Code Copy be mailed to Customer; (iii) written undertaking from Customer, which shall be legally binding, that the copy of the Source Code Copy to be supplied to Customer will be licensed to Customer as a Perpetual Source Code License for internal Customer use only; and (iv) specific instructions from Customer for the delivery of a copy of the Source Code Copy, with a copy of such instructions to MPOWER. Customer has the right to use the MPOWER Perpetual Source Code License indefinitely and to modify Source Code to meet future business needs. Customer will pay the costs and expenses of the Custodian in carrying out the requirements of this
         Section IV.

         Source Code Escrow Agreement. Upon receipt of all applicable fees from Customer associated with said escrow, MPOWER acknowledges that it shall deliver to Norwest Bank, an escrow agent (the "Escrow Agent") the Source Code for MPOWER Release. During the term of the license for the MPOWER Release granted in this Agreement, MPOWER shall deliver to the Escrow Agent all modifications of the said Source Code so as to ensure that the Source Code in possession of the Escrow Agent represents at all times the most current version of MPOWER Release being operated by Customer.

         In addition, if Customer uses the MPOWER Product Source Code, it will only be for the purposes for which the Object Code is licensed under this Agreement and not for re-license, reverse engineering or to create a derivative product. The Confidential and Proprietary Information provisions of Section II apply also to the Source Code.

V.       TERM AND TERMINATION

         This Agreement is valid for an initial period of five (5) years from the Effective Date. After the initial period this Agreement will renew annually for one (1) year terms unless Customer provides ninety (90) days prior notice of its intent not to renew.

         Should Customer fail to pay may sum due and payable under this Agreement, MPOWER shall notify Customer in writing of such failure to pay. Customer shall then have thirty (30) days from the delivery of MPOWER's written notice to pay such amount(s). The foregoing sentence in no way relieves Customer from its obligation to pay any and all late charges which may become due as set forth in Section VI below. If payment is not made within such thirty (30) days, MPOWER shall have the immediate right to discontinue any and all services under this Agreement. Furthermore, if payment is not made within sixty (60) days from the delivery of MPOWER's written notice, MPOWER shall have the immediate right to terminate this Agreement.

         Should either party commit a material breach of its obligations under this Agreement, other than failing to pay money, the non-breaching party may notify the breaching party in








MPOWER MASTER AGREEMENT                                                   PAGE 9

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         writing, setting out the breach, and the breaching party shall have thirty (30) days to remedy such breach. If the breaching party fails to remedy the breach during this thirty (30) day period, or, with respect to those breaches which cannot reasonably be remedied within thirty
         (30) days, if the breaching party fails to proceed promptly after being given such notice to commence remedying the breach and thereafter to proceed to remedy the same, the other party shall have the right to terminate this Agreement, provided such party gives the breaching party thirty (30) days' prior written notice to that effect. Notwithstanding the foregoing, either party shall have the fight to immediately terminate this Agreement upon any breach by the other of its obligations under Section II above.

         Termination of this Agreement shall be without prejudice to all accrued rights and remedies either party may have and shall not affect any continuing rights and obligations of the parties under this Agreement.

         Upon the termination of this Agreement and/or any Attachment to this Agreement, Customer shall return to MPOWER all Proprietary Information regarding the MPOWER Product whose license is being terminated, within sixty (60) days after such termination and MPOWER shall return to Customer any proprietary information obtained in the performance of this Agreement within sixty (60) days after such termination.

VI.      INVOICES AND CHARGES

         Unless a specific payment date is set out in an Attachment to this Agreement, Customer agrees to remit all payments under this Agreement so that MPOWER shall receive such payments no later than thirty (30) days from the date of receipt of MPOWER's invoice. Customer also agrees that MPOWER shall have the right to charge interest of one and one-half percent (1.5%) of the outstanding balance per month, or the highest amount allowed by law, whichever is less, on any and all late payments, and Customer agrees to pay such charges. All prices mentioned in this Agreement are in U.S. Dollars. The parties agree that the prices set out in this Agreement do not include any sales, use or gross receipts taxes, any duties, any similar assessments, or any other tax imposed on any party by virtue of this Agreement, all of which, excluding only taxes based on MPOWER's income, shall be the sole liability of, and shall be paid solely by, Customer.

VII.     FORCE MAJEURE

         Neither party shall be liable to the other for failing to fulfill any obligation under this Agreement if such failure is caused by an event which is beyond such party's reasonable control and which is not caused by such party's fault or negligence, including without limitation, acts of God, acts of war, rites, strikes, lightning, floods, epidemics, civil unrest, power shortages, equipment failure, delays in transportation, or either party's inability to










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         obtain necessary labor, material or components due to causes beyond such party's reasonable control.






VIII.    CUSTOMER RESPONSIBILITIES

         A.    Customer Responsibilities

         Customer acknowledges that MPOWER(R) reflects certain interdependent relationships, such as exist among the data variables, logic rules and system functions of MPOWER(R). Customer further acknowledges that it is required and has a .responsibility to understand such data variables, logic rules and system functions, and their interdependent relationships, and to define for its own purposes such data variables, logic rules and system functions to MPOWER(R) in such a way that MPOW'ER(R) will provide the functionality desired by Customer. Customer acknowledges that it has or will hire and will maintain on its staff personnel who are able to understand and define such data variables, logic rules, system functions and interdependent relationships. Customer further acknowledges that, even though MPOWER may assist Customer personnel in performing these tasks, the responsibility for the effective definition and maintenance of these data variables, logic rules and system functions resides with Customer and not with MPOWER, unless Customer specifically requests MPOWER to perform these tasks at agreed upon rates specified in a Work Order.

         B.    Customer Data

         Customer shall be responsible for inputting and ensuring the accuracy, validity and completeness of all data variables, logic rules, system functions and Customer data, including but not limited to group, subscriber, member, provider, utilization, encounter, claims, capitation, fund accounting, billing, collection, broker, benefits, product contract, provider contract, provider fees, standard business measures, and other similar or related data. Customer shall also be responsible for inputting and ensuring, the accuracy, validity and completeness of all user-defined report definitions, all report and batch production job specifications and priority scheduling criteria. Customer shall also be responsible for initiating, monitoring, operating, printing and ensuring the accuracy, validity, and completeness of all print outputs and file downloads, such as but not limited to all reports, premium bills, checks, and the like, determining how many and on what print stock such outputs are to be printed or into which files or programs on Customer-controlled computers such files are to be downloaded and manipulated, at Customer's own initiative, responsibility and risk. Customer hereby acknowledges 'responsibility for generally






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         controlling all aspects related to the production, distribution and control of such outputs. Customer further acknowledges that, notwithstanding the responsibility of MPOWER to have used due care and diligence in the design, programming, documentation and operation of the System, the accuracy of Customer's data base within MPOWER(R) and the accuracy of the several outputs of the MPOWER(R), including but not limited to, outputs that control the billing, receipt or expenditure of monies, will be dependent on the accuracy and use of the data variables, logic rules, system functions and Customer data input into MPOWER(R) by Customer and verified by Customer.

         C.    Other Customer Obligations

         In addition to its other obligations hereunder, Customer will on a timely basis:

               1. Communicate on a timely basis any significant changes in general business operations or priorities, within 90 days from such a change, which relate to MPOWER support of Customer. Customer recognizes that changes in such priorities may result in additional fees hereunder for additional staff, as incremental support, or reordering of other priorities to provide MPOWER services within the current fee structure.

              2. Cooperate with MPOWER by, among other things, making available, as reasonably requested by MPOWER, management decisions, information, approvals, and acceptances in order that MPOWER may properly accomplish its obligations and responsibilities hereunder.

              3. Carefully inspect and review all MPOWER generated reports and other output and notify MPOWER of any incorrect reports or output.

              4. Personalize, maintain, reproduce and' distribute (solely for Customer's internal use) procedure manuals and documentation used by Customer personnel in connection with the M. POWER services hereunder.

              5. Train applicable Customer personnel to properly prepare input for and to effectively utilize output from the systems operated by MPOWER hereunder.

              6. Pay all costs of acquisition, installation, use and maintenance of equipment at Customer's site, as required for the performance of MPOWER services.

              7. Such other responsibilities as set forth herein.


         Customer agrees that to the extent its failure to meet its obligations set forth in this Section VIII affects the ability of M_POWER to perform MPOWER's obligations under this Agreement, M_POWER shall be relieved of such obligations and Customer shall not exert against MPOWER any claims or liabilities arising out of such failure by Customer.


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         D.  Reprocessing or Reconstructing of Data

         During any period of use of MPOWER(R), to the extent that any Customer data must be corrected, recreated, restored or reprocessed due to the fault or negligence of Customer, its employees or agents, or by a breach by Customer of any of its obligations hereunder, MPOWER will do so, and in such event Customer shall pay MPOWER at the service fee rates outlined in an applicable Work Order and reimburse MPOWER for any reasonable direct costs incurred by M_POWER in correcting, recreating, restoring or reprocessing such data or in providing assistance therewith.


IX.      LIMITATION OF LIABILITY

         PARTIES AGREE THAT THEY SHALL HAVE NO LIABILITY TO THE OTHER FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR LOSS OF USE OR OTHER COMMERCIAL LOSS (INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUES AND/OR PROFITS), HOWEVER OCCASIONED AND WHATEVER THE FORM OF ACTION, FOR ACTUAL OR IMPUTED NEGLIGENCE, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

         FURTHERMORE, PARTIES AGREE THAT IN NO EVENT SHALL TIKE OTHER BE LIABLE FOR DIRECT DAMAGES IN EXCESS OF:

         A. ALL LICENSE AND MAINTENANCE FEES CUSTOMER SHALL HAVE PAID MPOWER FOR THE PARTICULAR MPOWER PRODUCT WHICH IS THE SUBJECT OF CLAIM.

         The parties agree that no action, regardless of form, which may arise out of the transactions under this Agreement may be brought by either party more than one (1) year after the cause of action is known, or ought reasonably to have been known, to the party bringing the action.


X.       INFRINGEMENT

         MPOWER agrees to defend, indemnify and hold Customer harmless against any and all claims that any MPOWER Product infringes a U.S. Letter Patent, copyright, trade secret or the proprietary rights of others, provided that MPOWER shall have received timely written notice of any such claim and that MPOWER shall have sole control of the defense of such claim and all negotiations for the settlement or compromise of such claim.





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         As of the date first written above, MPOWER warrants that it is not aware of any infringement, and has not been notified by any third party that it may be infringing, any U. S. Letter Patent, copyright, trade secret or the proprietary rights of others.

         If use of an MPOWER Product by Customer is enjoined, or becomes, or, in MPOWER's sole opinion, is likely to become, the subject of a claim of infringement, MPOWER will, at its option and expense, either:

         1. procure for Customer the right to continue using the MPOWER Product in question; or

         2. replace or modify the same so that it is functionally equivalent [i.e. the MPOWER Product will achieve the same or similar business logic result] (or contains more functionality) and is non-infringing.

         Notwithstanding the foregoing, if MPOWER determines that neither of the alternatives set forth above is reasonably available, MPOWER will refund to Customer any un-amortized portion of the infringing MPOWER Product's license fee which has then been paid by Customer. Amortization shall be based upon a seven (7)-year life of the infringing MPOWER Product, beginning on the date the infringing MPOWER Product was licensed by Customer from MPOWER. Should such refund occur, Customer agrees to return the infringing MPOWER Product to MPOWER.

         Should any refund described above occur, the license for the infringing MPOWER Product shall be terminated and MPOWER, its affiliates, subsidiaries, assigns and successor corporations shall be released from any and all liability arising from any and all claims, losses, liabilities, damages, costs or deficiencies which are then-existing or which may arise in the future with regard to such infringing MPOWER Product(s) for which MPOWER has refunded fees pursuant to this Section X.

         Notwithstanding anything contained herein to the contrary, MPOWER shall have no liability for any loss, cost, claim or expense caused by:

         1. alteration of any MPOWER Product provided hereunder by any party other than MPOWER;

         2. any loss, expense or liability resulting from any infringement which is a consequence of MPOWER's compliance with designs or code submitted to MPOWER by Customer;

         3. the use of any MPOWER Product in combination with products not licensed to customer by MPOWER;


MPOWER MASTER AGREEMENT                                                 PAGE  14

         4. continuation of the allegedly infringing activity by Customer after Customer is notified in writing thereof and after the conclusion of a reasonable grace period afforded Customer in the notice to migrate from the infringing activity to an alternate solution; or

         5. Customer's use of an MPOWER Product other than in compliance with the terms and conditions of this Agreement.

         Notwithstanding the foregoing, MPOWER shall not be obligated to defend, indemnify or hold Customer harmless from and against any claim, suit proceeding or allegation asserted by a parent, subsidiary or affiliate of Customer.

         The foregoing remedy set forth in this Section X represents the exclusive remedy of Customer and MPOWER's sole liability with regard to any claim that an MPOWER Product infringes the rights of others.


XI.      RESOLUTION OF DISPUTES

         If any dispute shall arise between the parties under this Agreement, the parties shall make every effort to amicably resolve the dispute pursuant to this Section XI. The following procedures shall be adhered to in order to expeditiously resolve any disputes arising during the term of this Agreement.

         The party invoking the procedures of this Section XI shall provide written notice to the other party and within five (5) business days following the other party's receipt of such notice, the parties' implementation team leaders shall attempt to resolve such dispute. If the parties' team leaders do not resolve such dispute within seven (7) business days following the date of the non-invoking party's receipt of notice hereunder, either party hereto shall have the fight to refer such dispute for "Executive Review" as provided below.

         "Executive Review" shall refer to the dispute resolution process which shall be conducted as follows: within fifteen (15) days of any party's request for Executive Review, each such party shall have designated an executive-level employee of such party and such designated executive shall have met, either in person or via telephone, with the other party's executive-level designee to attempt to resolve such dispute. If said executive- level designees are unable to resolve the dispute within ten (10) business days of their first telephone or in-person meeting pursuant to this paragraph, either party may request that the dispute be referred to a second level of Executive Review. Within ten
         (10) days of any party's request for such second level of Executive Review, the Chief Executive Officers of both parties hereto shall meet, in person or via telephone, to attempt to settle such dispute. Notwithstanding anything in this Agreement to the contrary, should either party feel the dispute cannot be amicably resolved after having negotiated in good faith to





MPOWER MASTER AGREEMENT                                                  PAGE 15
         resolve such dispute pursuant to the foregoing provisions of this
         Section XI, such party shall have the right to terminate such negotiations. Nothing in this Section XI shall require either party to engage in negotiations to resolve a dispute for a period of more than forty-five (45) days.


XII.     SUCCESSORS AND ASSIGNS

         Assignment. Except as may be herein specifically provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that no assignment of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of both parties hereto.

         Notwithstanding anything herein to the contrary, both Customer and MPOWER shall have the right to (i) assign this Agreement and the rights and obligations hereunder to an entity that is controlled by, under common control with, or that controls Customer or MPOWER, where Control is defined as an entity which Customer has majority ownership of or is majority shareholder in or that is formed as the result of an internal restructuring of Customer and/or its affiliates. Any such assignment by Customer or MPOWER shall be effective without the need for any action on the part of any party ether than such assignment by Customer to be effective.

XIII.    OMNIBUS RECONCILIATION ACT COMPLIANCE

         As applicable under the Omnibus Reconciliation Act of 1980, until the expiration of four (4) years after the furnishing of services under this Agreement, MPOWER shall, upon receipt of written request, and if then required to make such information available under the then-existing law, make available to the Secretary of the United States Department of Health and Human Services ("Secretary"), the Comptroller General, or any of their duly authorized representatives; this Agreement, books, documents, and/or records of MPOWER that are necessary to certify the nature and extent of products and services delivered under tiffs Agreement and costs associated therewith. Furthermore, if MPOWER carries out any of the duties of tiffs Agreement through a subcontract with a value or cost of Ten Thousand Dollars ($10,000.00) or more over a twelve (12)-month period, such subcontract will contain a clause to the effect that, until the expiration of four
         (4) years after the furnishing of such services under such subcontract, the subcontractor shall, upon receipt of written request and if then required to make such information available under the then-existing law, make available to the Secretary, Comptroller General, or any of their duly authorized representatives, the subcontract, books, documents, and/or records of such subcontractor that are necessary to verify the nature and extent of such costs.








MPOWER MASTER AGREEMENT                                                  PAGE 16

XIV.     RELATIONSHIP MANAGEMENT

         MPOWER and Customer agree to discuss business and relationship strategies affecting both parties, as is required to effectively manage the relationship between the parties. MPOWER and Customer further agree to have regularly scheduled communications to summarize current activities, performance results, error corrections and work efforts, as well as the future planned activities. During the term of this Agreement, each party will provide a liaison who (i) will have overall management responsibility for the performance by the party hereunder,
         (ii) will have primary operational responsibility, and (iii) will serve as the party's primary liaison with the other party with respect to performance under this Agreement.



XV.      MISCELLANEOUS


         A. Invalidity. If any of the provisions, or portions thereof, of this Agreement are deemed to be invalid under any applicable statute or role of law, they are to that extent to be deemed omitted, and the parties agree to negotiate in good faith to bring such provisions, or portions thereof, into compliance.

         B. Headings. The headings of Sections in this Agreement and in the Attachments are included for convenience only and shall not be considered by either party in construing the meaning of this Agreement or any Attachment.

         C. Notices. Any notice given under this Agreement shall be in writing, sent by Certified .Mail, Return Receipt Requested or overnight courier such as FedEx or equivalent, and shall be deemed to be delivered upon receipt by the receiving party.

               All notices remitted to MPOWER shall be remitted to the attention of: Chief Executive Officer. All notices remitted to Customer shall be remitted to the attention of'. Michael Stock, CFO.

         D. Waiver. Neither party shall be deemed to have waived any term or provision of this Agreement, nor consented to any breach of this Agreement, unless such party shall waive such term or provision, or shall consent to such breach, in writing. Any such written waiver and/or consent must be signed by the party which is waiving such term or provision or is consenting to a breach. Either party's consenting to a waiver, or a breach, by the other, whether express or implied, shall not constitute consent or waiver of any other different or subsequent breach by the other.

         E. Governing Law. This Agreement and all Attachments hereto shall be governed by and construed according to the laws of the State of Texas and venue shall lie exclusively in Harris County, Texas.


MPOWER MASTER AGREEMENT                                                  PAGE 17

         F. Joint Venture. Nothing in this Agreement constitutes or shall be construed to be an agreement for Customer and MPOWER to share losses or, for any reason, to be a partner or joint-venturer with one another.

         G. Entire Agreement. This Master Agreement, Attachment 1 and the Exhibits contain the entire agreement of the parties with respect to the subject matter covered by this Agreement. All provisions contained in the Master Agreement apply to Attachment I and the Exhibits. No other Agreement, attachment, statement, or promise made by either party, or an employee, officer, or agent of the party, which is not contained in this Agreement shall be binding or valid unless executed pursuant to Section XV(H) below.

         H. Amendment. Any changes to this Agreement shall be in writing in the form of an amendment mutually agreed upon and duly executed by both parties.

         I. Right To Purchase Source Code. MPOWER grants to Customer the right to purchase the Source Code for MPOWER. Products at any time in the future for set price of one million-two hundred fifty thousand dollars ($1,250,000 U.S.).





               (REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.)








* Confidential Treatment Requested


MPOWER MASTER AGREEMENT                                                  PAGE 18

XVI.     SIGNATURE PAGE

The parties have each read this Agreement and agree to be bound by all of its provisions, and further agree that it constitutes the complete and exclusive statement of the agreement between them with regard to the subject matter referenced herein, and supersedes any and all prior agreements and understandings between them pertaining to the subject matter of this Agreement and takes precedence over the provisions of any purchase orders submitted to MPOWER by Customer. This Agreement may be amended only in writing signed by authorized representatives of both of the parties.

METHODIST CARE INC.                          MPOWER SOLUTIONS INC.
("METHODIST CARE")                           ("POWER")

/s/ M. JAMES HENDERSON                       /s/ MARK S. RANGELL
----------------------------                 --------------------------------
SIGNATURE                                    SIGNATURE

M. JAMES HENDERSON                           MARK S. RANGELL
----------------------------                 --------------------------------
NAME PRINTED                                 NAME PRINTED

President/CEO                                Senior Vice President
----------------------------                 --------------------------------
TITLE                                        TITLE

2/9/99                                       2/4/99
----------------------------                 --------------------------------
DATE                                         DATE




MPOWER MASTER AGREEMENT                                                  PAGE 19

                                    METHODISTCARE
                           THE METHODIST HEALTH CARE SYSTEM

         THIRD-PARTY ACCESS, CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT


In consideration of access to MethodistCare and MPOWER information or computer systems, I agree to the following:


         Access: I agree that MethodistCare and MPOWER will determine the appropriate level of access to MethodistCare and MPOWER computer systems, applications and information. Access will be based on my duties and responsibilities. If appropriate, I will be assigned a user identification label and will be asked to select a confidential password. It is my responsibility to safeguard this password and not share it with anyone. I agree to change my password periodically or as required by a specific computer system. As an authorized computer system user, I accept full responsibility for all actions performed using my password. If I suspect or detect someone using my password, it is my responsibility to both immediately change the password and notify the Director, MethodistCare Information Services.

         Purposes: I agree MethodistCare and MPOWER computer workstations, premises and property are to be used only for MethodistCare and MPOWER authorized purposes. Performing any unauthorized or inappropriate functions constitutes a serious security violation. I understand that periodic random audits may be conducted to detect violations. The Director of MethodistCare Information Services or Chief Financial Officer will be responsible for dealing with all security violations.

         Data Protection: I will take all necessary steps to protect MethodistCare and MPOWER data and information from destruction, inappropriate alteration or unauthorized access. This includes any confidential MethodistCare and MPOWER or Methodist Health Care System data and information. I agree that I am required to log off a MethodistCare and MPOWER computer workstation any time I leave the work area.

         Third Party Software: I agree not to copy or use MethodistCare and MPOWER licensed software in violation of any vendor license agreements or state/federal laws. Further, I agree not to remove any licensed software from or lead any unapproved software on MethodistCare and MPOWER computers or systems.

         Confidentiality: I agree that all medical, financial and personal information pertaining to membeRS, patients, physicians, providers, employer groups and employees is Confidential. I further agree that all financial, operational, proprietary or developmental information pertaining to MethodistCare and MPOWER, the Methodist Health Care System or third-party contractors is also Confidential. I agree not to release, use. recreate, distribute, discuss, destroy, alter, or derive benefit from any Confidential information without proper legal authorization. The MethodistCare Chief Financial Officer or designee will be responsible for chroming this provision.

         Indemnification: I agree that I will indemnify and hold harmless MethodistCare and MPOWER Methodist Health Care System and any related entities from and against all liability, demands, claims, damages, suits or judgments, including attorney's fees, costs and expenses incident thereto, for injury or damage to any person







* Confidential Treatment Requested

MPOWER MASTER AGREEMENT                                                  PAGE 20
         or property, or loss caused by my negligent or intentional acts or omissions, including but not limited to, release of confidential information.

         Non-Disclosure: I agree not to sell, lease, assign, use or otherwise transfer, disclose or make available In any manner or form any MethodistCare and MPOWER Confidential information without proper legal authorization. I further agree to immediately return any MethodistCare and MPOWER information including confidential or proprietary information upon (1) request or (2) completion or termination of my services.

I have read, understand and as evidenced by my signature below agree to be bound by the terms of this agreement. I further understand that the terms of this agreement survive the termination of any relationship I have with MethodistCare and MPOWER.





----------------------------                 --------------------------------
        Signature/Date                                  Witness/Date











MPOWER. MASTER AGREEMENT                                                 PAGE 21

                                  ATTACHMENT 1


I.       DEFINITIONS

         Except as set forth in this Section I of this Attachment, all capitalized terms used in this Attachment shall have the same meaning as set forth in the Master Agreement.

A.       Master Agreement

         "Master Agreement" shall mean the agreement to which this Attachment 1 is attached.

B.       Agreement

         "Agreement" shall mean the Master Agreement and all Addenda, Exhibits and Attachments thereto.

C.       MPOWER(R)

         "MOWER(R)" shall mean the software product marketed by MPOWER which is being licensed by Customer under this Attachment and the Master Agreement. The modules that are included in MPOWER(R) as of the date of this Attachment are listed in Exhibit F hereto.

II.      GRANT OF LICENSE

         In consideration of Customer's paying the Initial License Fee (as hereinafter defined) and, when due, the Maintenance Fee, in accordance with Section VIII of this Attachment, MPOWER grants Customer a fully-paid, non-exclusive, perpetual, royalty free and annually self-renewing license to operate a single, Object Code instance version of MPOWER(R) on a RS/6000 HA50 platform for a Live Production Environment for [*] lives ("Initial License).

         This license allows authorized users to engage in the following activities with respect to any MPOWER Release and Documentation:

         (a) to use the MPOWER Release concurrently on authorized computers;

         (b) interface MPOWER Release with other programs used or maintained by Customer;

         (c) to make a reasonable number of back-up copies of MPOWER Release on magnetic or optical media;


* Confidential Treatment Requested



MPOWER MASTER AGREEMENT                                                  PAGE 22

         (d) to copy and use MPOWER Release on a substitute computer or computers if the authorized computers become inoperable;

         (e) to use MPOWER Release at Customer's third party disaster site on a computer other than the authorized computers (including semi-annual testing at such site);

         (f)      to use MPOWER Release as otherwise provided in this Agreement;

         (g) to relocate the authorized computers to any Controlled Customer facility; and

         (h) to make a reasonable number of copies of the documentation related to the MPOWER Release.


         All of such rights are collectively referred to as the "License
         Rights."

         Customer may extend the license for such single, Object Code instance of MPOWER(R) ("License Extension(s)") for [*] lives by paying MPOWER the fees for additional lives defined in Section VIII below, and abiding by the terms therein stipulated, and by providing the number of such additional lives to MPOWER prior to Customer's first use of MPOWER(R) on behalf of such additional lives.

         Customer may copy MPOWER(R) and/or the Documentation as allowed under
         Section III of the Master Agreement. Furthermore, Customer may copy the Documentation in order to supply a copy of the Documentation to each end user of MPOWER(R) at each Site. Customer agrees that any and all copies of MPOWER(R) and/or the Documentation made by Customer shall include any/all copyright and proprietary notices in the same form as contained on the original copy. Except as allowed in Section III of the Master Agreement and this paragraph, Customer may not otherwise make copies of MPOWER(R) or the Documentation or any part thereof without the prior written consent of MPOWER. Customer agrees there shall be no other use of MPOWER(R) or the Documentation without the prior written consent of MPOWER except as allowed in Section II of the Master Agreement.

         In order to ensure that MPOWER(R) is being used in conformity with the license being granted under this Attachment, MPOWER shall have the right to conduct audits (either on-site or remotely, at MPOWER's option) of Customer's use of MPOWER(R) at periodic intervals. MPOWER agrees that any such on-site audit shall be scheduled in advance and at a time so as not to unduly interfere with Customer's business operations. Customer agrees that any audit revealing unauthorized use of MPOWER(R) will result in Customer's being liable for the payment of additional fees to MPOWER equal to MPOWER's fees as stated in Section VIII A of this Attachment.


* Confidential Treatment Requested



MPOWER MASTER AGREEMENT                                                  PAGE 23

         Network and other Use. MPOWER acknowledges that the MPOWER Release will be operated in conjunction with, and as a component of the Customers network. As such, the MPOWER Release will be electronically linked to the software and equipment, with which it may interact, including interchanging data. The License Rights are deemed to include a license to use the MPOWER Release in conjunction with the Customer's network. Authorized Users may access the MPOWER Release through Customer's network, and that such access and use via Customer's network does not violate the License Rights.


III      DELIVERY AND MEDIA

         Promptly after the full execution of this Attachment, MPOWER will deliver to Customer:


         A. one (l) copy of the then-current Release of MPOWER(R) in Object Code form; and

         B. one (1) set of the the-current version of the Documentation in electronic form.

IV.      WARRANTY


         A. System Warranties

         Non-Infringement Warranty. MPOWER represents and warrants that as of the Effective Date the MPOWER Release's performance under this Agreement does not, and will continue not to, infringe, or constitute an infringement or misappropriation of, the intellectual property rights of any third party.

         Performance Warranty. MPOWER represents and warrants that MPOWER Release does, and shall continue to, meet or exceed the Functional Specifications, Technical Specifications and Performance Standards set forth in MPOWER's RFP responses, sales brochures and marketing materials which are incorporated herein and made a part of this Agreement. (the "Performance Warranty"). If MPOWER Release fails to meet any aspect of the Performance Warranty (irrespective of the severity of such failure) for any three consecutive months during the warranty period, then Customer shall have the right to terminate this Agreement pursuant. If MPOWER Release does not meet any aspect of the Performance Warranty after the expiration of the warranty period but while the Support and Maintenance Agreement is in effect, then MPOWER shall take whatever corrective actions as may be necessary (or as Customer may request) to have MPOWER Release meet the Performance Warranty, at Customer's sole cost and expense.


         PASS-THROUGH OF THIRD PARTY WARRANTIES. To the extent MPOWER may do so under




MPOWER MASTER AGREEMENT                                                  PAGE 24
         agreement with Third Party software manufacturers or suppliers, M_POWER passes through to Customer all warranties for Third Party software. To the extent MPOWER may not pass such warranties through, MPOWER hereby makes to Customer the same Third Party software warranties as manufacturers or suppliers make to MPOWER.

         AS DOCUMENTED WARRANT,. During the warranty period, MPOWER warrants that MPOWER Release will operate in accordance with the Documentation, including Third Party software documentation (the "As Documented Warranty"). Upon receipt of notice from Customer of a breach of the As-Documented Warranty, MPOWER will correct the breach, in accordance with the corrective-maintenance provisions of the Support and Maintenance Agreement.

         PHYSICAL MEDIA WARRANTY. MPOWER warrants that MPOWER Release is and will be free from physical defects in each media that contains MPOWER Release (the "Physical media Warranty"); provided, however, (i) the Physical Media Warranty does not apply to defects discovered more than 90 days after the date of installation of MPOWER Release by MPOWER; and
         (ii) Customer's sole remedy for breach of the Physical Media Warranty, to the exclusion of all other remedies, shall be replacement by MPOWER of any copy of MPOWER Release that does not comply with this warranty.

         B. YEAR 2000 WARRANTY.

         The MPOWER Release software shall be Millennium Compliant. As used in this Agreement, "Millennium Compliant" shall mean the ability of MPOWER Release software to perform the following functions: a) consistently handle date information before, during, and after January 1, 2000, including but not limited to accepting date input, providing data output, and accurately performing calculations in dates or portions of dates, and b) function accurately in accordance with Customer's requirements, without interruption before and after January 1, 2000, without any change in operations associated with the advent of the new century. In the event that Customer becomes aware that MPOWER(R) will not or does not process data containing any dates before, during, or after January 1, 2000, correctly, Customer shall immediately notify MPOWER of that fact and MPOWER agrees to correct or replace MPOWER(R) to eliminate such processing problem in accordance with MPOWER's standard policies, which are available upon request.

         Further, MPOWER agrees to provide on-site Year 2000 compliance testing during the implementation phase and pursuant to Customer's specifications and requirements.

         The foregoing is Customer's sole and exclusive remedy for breach of warranty. The warranty set forth above is made to and for Customer's benefit only. The warranty will apply only if no modification, alteration or addition has been made to MPOWER(R) by persons other than MPOWER or MPOWER's authorized representative.




MPOWER MASTER AGREEMENT                                                  PAGE 25

         In no event will MPOWER be liable for any loss of profits, loss of use, business interruption, loss of data, cover of cover, or indirect, special, incidental, or consequential damages of any kind in connection with or arising out of the furnishing, performance or use of MPOWER(R), whether alleged as a breach of contract or tortious conduct, including negligence, even if MPOWER has been advised of the possibility of such damages. MPOWER's liability under this limited warranty for damages will not, in any event, exceed the fees paid by Customer to MPOWER for MPOWER(R).

         C.  SERVICE WARRANTIES.

         MPOWER represents and warrants that it will perform the services required under this Agreement in a professional manner with the utmost due diligence and good faith. In addition, MPOWER represents and warrants that it will initiate work on urgent issues within 1 hour of Customer's call for assistance, at any time. Generally, "urgent issues" involve substantial program failure or issues whose resolution is critical to Customer's data processing, clinical or business operations.


         Disclaimer of all Other Warranties and Representations. THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE IN LIEU OF, AND CUSTOMER ACKNOWLEDGES THAT MPOWER DISCLAIMS, ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OF IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE SYSTEM OR ANY COMPONENT THEREOF, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         D.  NON-INFRINGEMENT INDEMNITY.

         Covenant to Defend and Indemnify. As a covenant separate from the representation and warranty of non-infringement contained in Section entitled Non-Infringement Warranty, MPOWER will defend, hold harmless and indemnify Customer from any and all Claims brought against Customer by any third party arising from or related to Customer's use of MPOWER Release or MPOWER's Services subject to Section VIII, Customer Responsibilities provision as established herein and to Limitations of Liability as established in Section IX of the Master Agreement.








MPOWER MASTER AGREEMENT                                                  PAGE 26

         CONDITIONS FOR MPOWER'S DEFENSE. If a third party asserts an infringement claim: (i) Customer shall promptly advise MPOWER of the existence of the claim within 30 days of receipt of a written statement of the claim against Customer (whether or not litigation or any such action has occurred); (ii) MPOWER shall have the sole right to control the defense and/or settlement of all such claims, in litigation or otherwise; provided, however, that (A) any settlement does not adversely affect Customer's ability to exercise the License Rights or obligates Customer in any way to the third party without Customer's prior written consent; and (B) MPOWER can demonstrate, upon Customer's request, MPOWER's financial ability to defend and indemnify Customer. Customer shall have the right, at Customers expense, to engage separate legal counsel to monitor and advise Customer regarding such defense. Any delay in notifying MPOWER of a claim as set forth in this Section shall not relieve MPOWER of its indemnity obligations hereunder, unless such delay materially prejudices MPOWER.

         MPOWER'S RIGHT TO CURE. If MPOWER Release is found to infringe any third party intellectual property right, at MPOWER's sole discretion and expense, MPOWER may:

         (1) obtain a license from such third party for Customer's benefit; or
         (2) replace or modify the MPOWER so that it is no longer infringing.

         INFRINGEMENT INJUNCTIONS OBTAINED BY THIRD PARTIES. If a third party infringement claim is sustained in a final judgment from which no further appeal is taken or possible, and which enjoins Customer from continued use of MPOWER Release or portions thereof, then MPOWER shall, at its sole expense: (i) procure for Customer (at MPOWER's expense) the right to continue to use MPOWER Release pursuant to this Agreement, including all License Rights; or (ii) replace or modify M_POWER Release to make it non-infringing.

         CUSTOMER'S OPTION TO TERMINATE. If Customer is ordered by a court to cease use of MPOWER Release or of specific functions(s) of MPOWER Release, or if MPOWER's replacement or modification of MPOWER Release is not acceptable to Customer, then Customer will have the option to terminate this Agreement pursuant without opportunity to cure.


V.       SOFTWARE MAINTENANCE SERVICES

         In consideration of payment of the annual Maintenance Fee(s) set forth in Section VIII B of this Attachment, Customer agrees to purchase, and MPOWER agrees to provide Customer on an annually renewable basis with software maintenance services for MPOWER(R) as follows (provided Customer allows MPOWER, at MPOWER's request, dial-up access to MPOWER(R)):







MPOWER MASTER AGREEMENT                                                  PAGE 27

         A.       any and all Releases regarding MPOWER(R) issued by MPOWER;

         B.       any and all updates to the Documentation issued by MPOWER; and

         C. remote diagnostic support (including dial-up capabilities) regarding MPOWER(R)to include error analysis and, where possible, correction services, twenty-four (24) hours per day, seven (7) days per week. Any on-site assistance which Customer may request and which is provided by MPOWER, which, in MPOWER's reasonable opinion, is not necessary to determine the nature and resolution of any problems Customer may have with MPOWER(R)shall be provided by MPOWER at its then-current rates. If Customer notifies MPOWER that it suspects a material error in the program logic of MPOWER(R)or in the Documentation, MPOWER shall make all reasonable efforts to confirm the existence of the error and correct it. If the parties mutually determine that no such error exists, Customer agrees to pay MPOWER for its services at MPOWER's hourly rates then in effect and to reimburse MPOWER for any and all reasonable travel and living expenses incurred by MPOWER in rendering such services. MPOWER will use its Severity Designations in effect from time to time to provide remote diagnostic support. The current Severity Designations and attendant response times are given in Exhibit G to this Attachment.

         Notwithstanding the foregoing, should Customer be utilizing any Release of MPOWER(R) other than the then-most-recent Release, or the Release prior to the then-most-current Release, provided such Release has been available for Customer's use for a period of twelve (12) months or longer, MPOWER reserves the right, at its sole option, to terminate its obligations to provide maintenance services under this Section V at any time upon giving thirty (30) days' prior written notice to Customer. If such a condition exists, MPOWER and Customer agree to negotiate in good faith to define reasonable terms, conditions and fees for MPOWER to provide Customer with maintenance services for such then non-current Release.

         MPOWER's providing Customer with maintenance services as described in this Section V shall automatically continue, on an annual basis, unless either party shall give written notice to the other that it desires not to renew such maintenance services. The parties agree that such written notice shall be remitted for receipt by the other no less than ninety
         (90) days prior to the end of the then-current annual maintenance period.

VI.      IMPLEMENTATION AND CONVERSION SERVICES




MPOWER MASTER AGREEMENT                                                  PAGE 28

         MPOWER agrees to provide implementation services ("Implementation Services") to assist Customer in implementing MPOWER(R) at the Site(s). These implementation services shall comprise: 1) analysis of the Site's(s') business requirements; 2) assistance in the user set up definitions and build; 3) testing of MPOWER(R) including Year 2000 compliance testing requested by Customer; 4) pre/post activation support for end users; 5) up to eighty (80) hours of initial training services and 6) project management. MPOWER shall charge Customer as set out in Section VIII.C below for all such Implementation Services requested by Customer.

         MPOWER agrees to provide conversion services ("Conversion Services") to Customer to convert its current data files from its existing software system to the MPOWER(R) database. MPOWER shall charge Customer as set out in Section VIII.C below for all such Conversion Services requested by Customer.

         MPOWER reserves the fight to subcontract any Implementation Services responsibilities it may accept under this Agreement. Customer shall have the fight to approve MPOWER's subcontractors, which approval shall not be unreasonably withheld. If Customer objects to certain subcontractors for a stated good cause, MPOWER and Customer agree to seek a mutually agreeable resolution to Customer's objection.


VII.     TRAINING SERVICES

         MPOWER will provide up to eighty (80) hours of initial trainer services training within the scope of payment of initial Implementation Fees, as indicated in Section VIII.C of this Attachment. Initial training will focus on Customer's education of functionality contained within key subsystems of MPOWER(R) and will be inclusive of the following:

         o        Mapping of business rules to benefit plan templates;

         o Establishment of workflow procedures and user-defined variables;

         o        Use of standard and ad-hoc reporting systems; and

         o Methods for maintenance of key information being stored in the system.

         MPOWER will provide Customer under an appropriate Work Order, at MPOWER's then-current fees, with additional training sessions regarding MPOWER(R) to a reasonable number of Customer's personnel. All such training, including initial End User training, shall be conducted at location(s) elected by Customer at time(s) which are mutually acceptable to both parties. Current fees for additional training sessions are provided in Section VIII.F.









MPOWER MASTER AGREEMENT                                                PAGE   29

VIII.    FEES


         A.       MPOWER(R) License Fees.

                  1. Fee for the Initial License.

                  Customer agrees to pay MPOWER a license fee ("Initial License Fee") equal to two hundred five thousand Dollars $205,000 for the master license granted in Section II of this Attachment for 75,000 lives ("Initial License"). Customer agrees this entire Initial License Fee is due to MPOWER on the full execution of this Attachment and payable according to the schedule shown in Exhibit C hereto.

                  2. Fees for License Extensions.

                  Customer may, during the term of this Agreement, provided Customer is current with all Maintenance Fees, exercise an incremental license or incremental licenses for additional life volume growth by paying to MPOWER an additional license fee ("License Extension Fee") as shown on Exhibit C hereto for each such License Extension.

                  The Initial License Fee and the License Extension Fee(s) may be referred to as the License Fee(s).

                  The License Extension Fees will be billed and paid in accordance with the terms and conditions outlined in this Agreement.

         B.       Annual Maintenance Fees.

                  Customer agrees to pay to MPOWER for the software maintenance services described above a software maintenance fee ("Maintenance Fee") equal to [*] percent ([*]%) of the aggregate of the Initial License Fee and all License Fee Extensions paid or payable by Customer to MPOWER.

                  The annual Maintenance Fee is due and payable as follows: the first annual Maintenance Fee shall be due and payable upon the earlier to occur of Final Acceptance or when Customer first begins to use MPOWER(R) in a Live Production Environment.




* Confidential Treatment Requested


MPOWER MASTER AGREEMENT                                                  PAGE 30

                  Each subsequent annual Maintenance Fee shall be billed and due annually, based on the anniversary date of the first annual Maintenance Fee due date. MPOWER will invoice Customer on an annual basis for the maintenance fee. Customer agrees to pay such invoices within thirty (30) days after Customer's receipt of the invoice.

                  Maintenance Fees Payment Schedule is outlined in Exhibit D to this Attachment.

         C.       Implementation Fees.

                  As outlined in Sections VI and VII above, MPOWER will provide set-up, implementation, interface development and installation services based upon the implementation requirement task list and related hours outlined in Exhibit I hereto.

                  The Implementation Fee of $600,000 (six hundred thousand dollars) will provide to Customer five-thousand five-hundred and fifty five hours (5,555) of MPOWER professional staff services for the services noted above and will be payable as outlined in the schedule provided in Exhibit E. Such hours will be accounted for and tracked via weekly time reporting to Customer.

         D.       Travel and out of pocket expenses.

                  The fees set out above do not include travel and other out-of-pocket expenses which may be incurred by MPOWER in the course of delivering the products and services described in this Attachment. MPOWER shall use all its reasonable efforts to keep these travel and other out-of-pocket expenses to a minimum. MPOWER will invoice Customer for MPOWER's travel and out of pocket expenses on a monthly basis, as they are incurred, and Customer agrees to pay such invoices within thirty (30) days after receipt of the invoice.

         E.       Other Services

                  Customer may request and MPOWER may perform other services ("Other Services") for Customer, which services shall be described in a Work Order, which shall be considered an addendum to this Agreement and covered under the terms of this Agreement, unless stated otherwise in the applicable Work Order. The List Service Fee rate in effect through calendar year 1999 is [*] ($[*]) Dollars per hour.

         F.       Additional Training Sessions




* Confidential Treatment Requested


MPOWER MASTER AGREEMENT                                                  PAGE 31

                  Customer may request and MPOWER may perform additional training sessions beyond the scope of the aforementioned initial End User training, as described in Section VII of this Attachment. Additional training services shall be described in a Work Order, which shall be considered an addendum to this Agreement and covered under the terms of this Agreement, unless stated otherwise in the applicable Work Order. The rate in effect for additional training services through calendar year 1999 is $[1000.00] per day Customer may include as many of its personnel in such sessions as may reasonably be accommodated within a classroom environment


IX.      THIRD PARTY PRODUCTS

         Customer has the option to utilize Third Party Products with MPOWER(R) as outlined in Exhibit B.


X.       ACCEPTANCE

         As soon as practicable after completion of preliminary testing, Customer shall begin using MPOWER(R) in a simulated processing environment using Customer's data. MPOWER(R) shall be deemed fully accepted ("Final Acceptance") upon the conclusion of any consecutive five (5) day period in which the MPOWER(R) functions in simulated processing mode based on a test plan which has been jointly agreed to by MPOWER and Customer. Customer shall execute a Certificate of Acceptance (Exhibit A), which shall be attached hereto and made a part of this Agreement. The date shown on the Certificate of Acceptance will be the beginning date of any warranty or maintenance periods provided for in this Agreement or any Exhibit hereto. Notwithstanding the above, MPOWER(R) shall be deemed fully accepted upon the earlier to occur of the date of the Certificate of Acceptance or the placement of MPOWER(R) in a Live Production Environment.

XI.      ADDITIONAL TERMS AND CONDITIONS

         In addition to the terms and conditions of this Attachment, the parties agree that all the terms and conditions of the Master Agreement shall also apply to Customer's use of MPOWER(R). Should any terms or conditions of this Attachment and the Master Agreement conflict, the terms and conditions of this Attachment shall take precedence. Should any terms or conditions of an applicable Work Order and this Attachment or the Master Agreement conflict, the terms and conditions of the applicable Work Order shall take precedence.





MPOWER MASTER AGREEMENT                                                  PAGE 32

                                 Signature Page


The parties have each read this Attachment and agree to be bound by all of its provisions. The parties further agree that this Attachment (including its Exhibits) and the Master Agreement constitute the complete and exclusive statement of the agreement between the parties regarding MPOWER(R) and supersedes any and all prior agreements and understandings between them pertaining to MPOWER(R) and takes precedence over the provisions of any purchase orders submitted to MPOWER by Customer. This Attachment may be amended only in writing signed by both parties.



CUSTOMER                                     MPOWER SOLUTIONS INC.


By: /s/ M. JAMES HENDERSON                   /s/ MARK S. RANGELL
----------------------------------           -----------------------------------
Signature of Authorized Signatory            Signature of Authorized Signatory

M. JAMES HENDERSON                           MARK S. RANGELL
----------------------------------           -----------------------------------
Name Printed                                 Name Printed

President/CEO                                Senior Vice President
----------------------------------           -----------------------------------
Title                                        TItle

2/9/99                                       2/4/99
----------------------------------           -----------------------------------
Date                                         Date
















MPOWER MASTER AGREEMENT                                                  PAGE 33

                                    EXHIBIT A


                           FINAL ACCEPTANCE CERTIFICATE


Customer hereby acknowledges and MPOWER Solutions, Inc. hereby accepts that MPOWEP(R) has been accepted by Customer per the date noted below. This will be the basis for the beginning of any warranty or maintenance periods provided for in this Agreement or any Exhibit hereto.




Date of Final Acceptance______________


Accepted by Customer:                                Accepted by MPOWER:


CUSTOMER                                             MPOWER SOLUTIONS INC.


By:___________________________                       By:________________________

Name (Printed):_______________                       Name (Printed):____________

Title:________________________                       Title:_____________________

Date:_________________________                       Date:______________________





















MPOWER MASTER AGREEMENT                                                  PAGE 34

                                    EXHIBIT B

                            NOT CURRENTLY APPLICABLE.





























MPOWER MASTER AGREEMENT                                                  PAGE 35

                                    EXHIBIT C

         MPOWER(R) License Fee Payment Schedule for the License Fees. Refer to
Section VIII A of the Attachment for MPOWER license terms and conditions.



         PAYMENT TRIGGERING EVENT           EXPECTED                   PERCENTAGE       AMOUNT
                                            TIMEFRAME                  DUE              DUE

Contract Execution                          [ * ]                      [ * ]            [ * ]

Customer Installation                       [ * ]                      [ * ]            [ * ]

Completion of Acceptance Test / Go          [ * ]                      [ * ]            [ * ]
Live Date

Optional License Extension                   Based on a                [ * ]            Per
                                       Quarterly Review                                 Schedule
                                           and Audit of
                                     Customer's current
                                       Life Count as of
                                      the date Audit is
                                           performed by
                                                 MPOWER


LICENSE EXTENSION FEE(S):

o         Increments of life volume above [ * ] initial lives:


[ * ] lives-[ * ] lives (increments of [ * ]) $[ * ] (each [ * ] lives)

[ * ] lives-[ * ] lives (increments of [ * ]) $[ * ] (each [ * ] lives)



* Confidential Treatment Requested







MPOWER MASTER AGREEMENT                                                  PAGE 36

                                    EXHIBIT D


                  MPOWER Annual Maintenance Fee Payment Schedule.

MPOWER billing and Customer paying of Annual Maintenance Fees is outlined in
Section VIII B of the Attachment. Refer to Section VIII B for on-going and MPOWER Annual Maintenance Fee terms and conditions. The Annual Maintenance Fee is calculated by multiplying [*] by the current License Fee or if adjusting the amount based on Quarterly Audits, will be calculated by prorating any current year amount of Maintenance Fee Customer has paid to MPOWER as of the date of the Audit by MPOWER and subtracting that amount from [*] of the newly adjusted License Fee for the current quarter post-audit life count totals. The Maintenance Fee is due the first year on the date Final Acceptance and "Go Live" occurs. The Annual Maintenance Fee may be adjusted by MPOWER based on the Quarterly Audits of Life Count as described in Exhibit C.


PAYMENT                           ESTIMATED        PERCENTAGE DUE                ESTIMATED
TRIGGERING  EVENT                 TIMEFRAME        --------------                AMOUNT DUE
-----------------                 ---------                                      ----------

Final Acceptance                      [*]            [*] of First Year Annual    [*]
or commencement                                      Maintenance Fee
of Live Production
Environment and
"Go Live Date"
("Acceptance")


First and                           Annually         [*] of Annual Maintenance   [*] of Total
Subsequent                          Thereafter       Fee                         License Fee
Anniversaries of
Acceptance







* Confidential Treatment Requested


MPOWER MASTER AGREEMENT                                                  PAGE 37

                                    EXHIBIT E

               MPOWER Initial Implementation Fee Payment Schedule



MPOWER billing and Customer payment of Implementation Fees are outlined in
     Section VIII C of the Attachment. Refer to Section VIII C. for Terms and Conditions.



PAYMENT                    ESTIMATED        PERCENTAGE DUE                      ESTIMATED
TRIGGERING  EVENT          TIMEFRAME        --------------                      AMOUNT DUE
-----------------          ---------                                            ----------
Commencement of            [*]                       [*]                          [*]
Setup Activities for
Initial
Implementation
Services
Customer                   [*]                       [*]                          [*]
Installation
Completion of              [*]                       [*]                          [*]
Acceptance Test and
Go Live Date







* Confidential Treatment Requested



MPOWER MASTER AGREEMENT                                                  PAGE 38

                                    EXHIBIT F

                           MODULES INCLUDED IN MPOWER(R)



         All modules are included by MPOWER and comprise MPOWER(R) as of the date of this Attachment:


         o        Set-ups

         o        Group Enrollment & Contracting
         o        Premium Billing & Accounts Receivable
         o        Member / Subscriber Enrollment

         o        Provider Contracting

         o        Capitation
         o        Claims Adjudication for UB92 / HCFA 1500 Claims'
         o        Certifications / Authorizations

         o        Customer Service
         o        Letter Generation

         o        Medicare Risk
         o        Medicaid Processing

         o        Ad Hoc Reporting
















MPOWER MASTER AGREEMENT                                                  PAGE 39

                                            EXHIBIT G


                           Severity Definitions and Resolution Process

o        SEVERITY 1.
         The problem causes complete loss of service in the production and staging environment and work cannot reasonably continue. The problem or defect has one or more of the following characteristics:

         [ ] Data corruption. Physical or logical data is unavailable or incorrect. Examples: Block format corruption, invalid indices, corruption of meta-data, incorrect results.

         [ ]   Critical functionality is not available.

         [ ] System hangs. The process hangs indefinitely or there is severe performance degradation, causing unreasonable waits for resources or response, as if the system is hanging.

         [ ]   The entire MPOWER application crashes repeatedly.

         [ ] Database process or background processes fall and continue to fail after restart attempts.

         [ ]   Potential for above occurrences is defined imminent.


         RESOLUTION OF SEVERITY 1: Until the issue is resolved MPOWER Solutions will work on Severity 1 around the clock (7x24). As a result of the severity, the customer must provide MPOWER with a point of contact during the 7x24 period. The customer's point of contact will assist the MPOWER customer support and development staff in gathering data, testing fixes in the customer's testing region, and applying fixes to the customer production environment.

o        SEVERITY 2:
         Problem or product defect causes a severe impact on the customer's business regardless of customer environment. No workaround is available, however operations can continue in a restricted fashion. The problem or defect has one or more of the following characteristics:

         [ ] Business Impact Examples: The customer can handle current volume, but will not be able to handle quarter close; At close, customer finds totals wrong, but close is not for a few weeks.

         [ ] Internal software error, causing the application to fall to run to completion, or return wrong results, or software error severely degrades performance.

         [ ] Some important functionality is unavailable, yet the system can continue to operate in a restricted fashion.

         [ ]   Potential for above occurrences is defined imminent.









MPOWER MASTER AGREEMENT                                                  PAGE 40

         RESOLUTION OF SEVERITY 2: MPOWER Solutions will work on Severity 2 bug based on customer assigned priority. Severity 2 fixes will be added in the next scheduled maintenance or patch release.

o        SEVERITY 3.
         Problem or product defect causes minimal impact on the Customer's business. The impact of the problem or defect is minor or an inconvenience, such as a manual bypass to restore product functionality. The problem or defect has one or more of the following characteristics:

         [ ]   A software error for which there is an acceptable workaround.

         [ ]   Software error minimally degrades performance.

         [ ] Software error or incorrect behavior has minor impact the operation of the system.

         RESOLUTION OF SEVERITY 3: Fixes for severity 3 bugs will be added to the priority list for the next major scheduled release of the product. The order of priority for resolving severity 3 issues will be assigned jointly by the Customer and MPOWER.

o        SEVERITY 4.
         The problem or product defect causes NO impact on the Customer's business. The problem or defect is a minor error, incorrect behavior, or a documentation error that in no way impedes the operation of a system.

         RESOLUTION OF SEVERITY 4: Fixes for severity 4 bugs will be added to the priority list for the next major scheduled release of the product. The order of priority for resolving severity 4 issues will be assigned jointly by the Customer and MPOWER.

















MPOWER MASTER AGREEMENT                                                  PAGE 41

                                    EXHIBIT H


                            NOT CURRENTLY APPLICABLE.
































MPOWER MASTER AGREEMENT                                                  PAGE 42

                                    EXHIBIT I

                        Customer Functional Requirements



         SEE METHODIST CARE IMPLEMENTATION ATTACHMENT.


         MethodistCare Implementation Attachment will identify hours and associated costs related to development of "Proprietary MethodistCare Modules" for recovery as set forth in Section II of the Master Agreement.

                                                       [INIT]


















MPOWER PLASTER AGREEMENT                                                 PAGE 43

                           AMENDMENT NO. 1 TO
                           MASTER AGREEMENT


         This Amendment No. 1 (the "Amendment") to the parties' February 4, 1999 Master Agreement is 'entered into as of the date of the later signature below by and between Xcare.net, a Delaware corporation with its principal office at 6400
S. Fiddler's Green Circle, Suite 540, Englewood, Colorado 80111 ("Xcare.net") and Methodist Care, Inc., a Texas licensed health maintenance organization, with its principal office at Two Greenway Plaza, Suite 500, Houston, Texas 77046 ("Customer").

         WHEREAS, on February 4, 1999 Xcare.net (formerly "Mpower Solutions Inc.") and Customer entered into a Master Agreement (the "Master Agreement"); and

         WHEREAS, the parties desire to amend the Master Agreement as set forth herein.

         NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties agree that the Master Agreement is amended to include the following:

         1. For the duration of the Master Agreement and for a period of one year after the service are completed, Client agrees not to employ or solicit the employment of any Xcare.net personnel who performed services under the Master Agreement. Customer agrees to pay Xcare.net an amount equal to the annual compensation of such personnel for the one-year period immediately preceding any hiring or solicitation of any such Xcare.net personnel. This payment by Customer constitutes the parties' estimates of that portion of Xcare.net's damages for which Customer should be responsible for such activity, and is not a penalty. The parties agree that this estimate is reasonable under the circumstances existing as of the date of this Agreement, including, without limitation, the difficulty of computing such damages exactly.

         2. Except as expressly provided in this Amendment, the Master Agreement shall remain unmodified and in full force and effect. In the event of any inconsistency or conflict, the provisions of this Amendment shall control and govern over the provisions of the Master Agreement.


METHODIST CARE, INC.                        XCARE.NET


By:                                         By: /s/ LORINE SWEENEY
   ---------------------------------           ---------------------------------
Print Name:                                 Print Name: LORINE SWEENEY
           -------------------------                   -------------------------
Title:                                      Title: PRESIDENT & CEO
      ------------------------------              ------------------------------
Date:                                       Date: 8/27/99
     -------------------------------             -------------------------------